PROSPECTUS Dated May 18, 2000                        Pricing Supplement No. 9 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-34392
Dated May 19, 2000                                           Dated June 15, 2000
                                                                  Rule 424(b)(3)


                                  $30,000,000
                        Morgan Stanley Dean Witter & Co.
                          MEDIUM-TERM NOTES, SERIES E

                            -----------------------

                      EQUITY-LINKED NOTES DUE JULY 5, 2002
                       based on the Nikkei Stock Average

Each note will pay 100% of its principal amount of $10,000 at maturity. The notes will also pay a supplemental redemption amount, which may be zero. The supplemental redemption amount will be based on 80% of the percentage increase in value, if any, over the life of the notes of the Nikkei Stock Average, which we refer to as the Nikkei 225.

o    The issue price of each note is $10,000 (100% of the principal amount).

o We will pay 0.25% per year interest on the $10,000 principal amount of each note. Interest will be paid on July 6, 2001 and July 5, 2002.

o At maturity, you will receive the principal amount of $10,000 per note plus any supplemental redemption amount.

o The supplemental redemption amount is based on the percentage increase in value, if any, at maturity of the Nikkei 225. If the value of the Nikkei 225 at the maturity of the notes is higher than 16,338.70, which is the value of the Nikkei 225 on June 14, 2000, the date we offered the notes for initial sale to the public, then you will receive a supplemental redemption amount per note equal to 80% of the percentage increase of the Nikkei 225 times $10,000.

o However, if the value of the Nikkei 225 at maturity is not higher than 16,338.70, then you will not receive any supplemental redemption amount, but you will still receive the principal amount of the notes.

o Investing in the notes is not equivalent to investing in the stocks included in the Nikkei 225.

We may not redeem these notes prior to maturity other than under the circumstances described under "Description of Notes - Tax Redemption" in the accompanying Prospectus Supplement.

We will issue the notes in bearer form only. You may not exchange notes in bearer form at any time for notes in registered form. Notes in bearer form are subject to U.S. tax law requirements and you may not offer, sell, resell or deliver the notes within the United States or its possessions or to a U.S. person, except in certain transactions permitted by U.S. tax regulations.

You should read the more detailed description of the notes in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of Notes."

The notes involve risks not associated with an investment in conventional debt securities. See "Risk Factors" beginning on PS-5.

                            -----------------------
                                   PRICE 100%
                            -----------------------


                           MORGAN STANLEY DEAN WITTER

                      (This page intentionally left blank)

                         SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the notes we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

     The notes offered are medium-term debt securities of Morgan Stanley Dean Witter & Co. The return on the notes is linked to the performance of the Nikkei Stock Average, which we refer to as the Nikkei 225. These notes combine features of debt and equity by offering at maturity 100% protection of the issue price with the opportunity to participate in the upside potential of the underlying Nikkei 225. However, we may also call the notes prior to maturity.

                                   The Notes

Each note costs $10,000            We, Morgan Stanley Dean Witter & Co., are
                                   offering our Equity-Linked Notes due July 5,
                                   2002 based on the Nikkei Stock Average. The principal amount and issue price of each note is $10,000. We will pay you at least the principal amount of $10,000 at maturity.

0.25% interest on the              We will pay interest on each note, at the
principal amount                   rate of 0.25% of the principal amount per
                                   year.

Payment at maturity                Unlike ordinary debt securities, the notes
                                   do not pay interest. Instead, you will
                                   receive the principal amount of $10,000 per note plus a supplemental redemption amount, if the value of the Nikkei 225 increases over the life of the notes.

                                             100% Principal Protection
                                   Unless we have called the notes, we will pay you at least $10,000 at maturity, plus the supplemental redemption amount, if any.

                                        The Supplemental Redemption Amount
                                   The supplemental redemption amount will be equal to the percentage increase of the Nikkei 225 multiplied by $10,000. The supplemental redemption amount will be calculated as follows:

                                        Final Index Value - Initial Index Value
                     $10,000   x 0.80 x ---------------------------------------
                                                  Initial Index Value

                     where,
                     Initial Index Value = 16,338.70, which is the closing value of the Nikkei 225 on June 14, 2000,
                                           the date we offered the notes for
                                           initial sale to the public

                     Final Index Value =   the closing value of the Nikkei 225
                                           on June 14, 2002

                                   However, if this amount is zero or less, we will not pay you a supplemental redemption amount. In other words, if the Nikkei 225 does not go up over the life of the notes, you will not receive any supplemental redemption amount.

Form of notes                      We will issue the notes in bearer form only.
                                   You may not exchange notes in bearer form at any time for notes in registered form. Notes in bearer form are subject to U.S. tax law requirements and you may not offer, sell, resell or deliver the notes within the United States or its possessions or to a U.S. person, except in certain transactions permitted by U.S. tax regulations. You should review the discussion in the accompanying prospectus supplement under
                                   "Description of Notes-- Forms of Notes" and in the accompanying prospectus under "Forms of Securities-- Limitations on the Issuance of Bearer Securities and Bearer Debt
                                   Warrants."

Nikkei 225 is currently            The last reported value of the Nikkei 225, as
at 16,338.70                       published by Nihon Keizai Shimbun, Inc. was
                                   16,338.70. You can review the publicly
                                   reported closing values of the Nikkei 225 since 1995 in the "Historical Information" section of this Pricing Supplement. The payment of dividends on the stocks which compose, or underlie, the Nikkei 225 is not reflected in the level of the Nikkei 225 and, therefore, has no effect on our calculation of the percentage increase in the Nikkei 225. The historical performance of the Nikkei 225 should not be taken as an indication of what its value will be at maturity.

The Calculation Agent              We have appointed Morgan Stanley & Co.
                                   International Limited, which we refer to as MSIL, to act as calculation agent for The
                                   Chase Manhattan Bank (London Branch), the trustee for our senior notes. As calculation agent, MSIL will determine the percentage change in the Nikkei 225, the final index value and the supplemental redemption amount.

No Affiliation with Nihon          Nihon Keizai Shimbun, Inc., the publisher of
Keizai Shimbun, Inc.               the Nikkei 225, is not an affiliate of ours
                                   and is not involved with this offering in any way. The obligations represented by these equity-linked notes are obligations of Morgan Stanley Dean Witter & Co. and not of
                                   Nihon Keizai Shimbun, Inc.

More information                   The notes are senior notes issued as part of
on the notes                       our Series E medium-term note program. You
                                   can find a general description of our Series
                                   E medium-term note program in the
                                   accompanying prospectus supplement dated May
                                   19, 2000. We describe the basic features of this type of note in the sections called
                                   "Description of Notes -- Fixed Rate Notes" and " -- Notes Linked to Commodity Prices,
                                   Single Securities, Baskets of Securities or
                                   Indices."

                                   Because this is a summary, it does not
                                   contain all of the information that may be important to you, including the specific mechanics and timing of the call provisions, the calculation of the final index value, the percentage change in the index and the supplemental redemption amount. You should read the "Description of Notes" section in this pricing supplement for a detailed description of the terms of the notes. You should also read about some of the risks involved in investing in notes in the section called "Risk Factors." We urge you to consult with your investment, legal, accounting and other advisors with regard to any investment in the notes.

How to reach us                    You may contact us at our principal
                                   executive offices at 1585 Broadway, New
                                   York, New York 10036 (telephone number (212)
                                   762-4000).

                                  RISK FACTORS

     The notes are not secured debt and unlike ordinary debt securities do not pay interest. This section describes the most significant risks relating to the notes. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.


Notes are not ordinary             The terms of the notes differ from those of
senior notes                       ordinary debt securities in that we will not
                                   pay interest on the notes. Because the
                                   supplemental redemption amount due at
                                   maturity may be equal to zero, the return on your investment (the effective yield to maturity) in the notes may be less than the amount that would be paid on an ordinary debt security. The return of only the principal amount of each note at maturity will not compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

Notes may not                      If the percentage change in the Nikkei 225 is
pay more than par at               equal to or less than zero, you will receive
maturity                           only the par amount of $10,000 for each note
                                   that you hold at maturity.

These notes may not be             The notes are not listed on any exchange.
actively traded                    There can be no assurance as to whether
                                   there will be a secondary market in the
                                   notes. If there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. MSIL currently intends to act as a market-maker for the notes, but is not required to do so.
                                   If MSIL does make a market in the notes, it may stop doing so at any time without notice.

Market price of the notes          Several factors, many of which are beyond our
influenced by many                 control, will influence the value of the
unpredictable factors              notes, including:

                                   o the value of the Nikkei 225

                                   o interest and yield rates in the market

                                   o the volatility (frequency and magnitude of
                                     changes in price) of the Nikkei 225

                                   o economic, financial, political and
                                     regulatory or judicial events that
                                     affect the securities underlying the
                                     Nikkei 225 or stock markets generally
                                     and which may affect the final index
                                     value

                                   o the time remaining to the maturity of the
                                     notes

                                   o the dividend rate on the stocks underlying
                                     the Nikkei 225

                                   o our creditworthiness

                                   Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity. For example, you may have to sell your notes at a substantial discount from the principal amount if at the time of sale the Nikkei 225 is at, below, or not sufficiently above the initial index value or if market interest rates rise.

                                   You cannot predict the future performance of the Nikkei 225 based on its historical performance. We cannot guarantee that the value of the Nikkei 225 will increase so that you will receive at maturity an amount in excess of the principal amount of the notes.

Adjustments to the Nikkei          Nihon Keizai Shimbun, Inc., which we refer to
225 could adversely affect         as NIKKEI, is responsible for calculating and
the notes                          maintaining the Nikkei 225.  NIKKEI can add,
                                   delete or substitute the stocks underlying the Nikkei 225 or make other methodological changes that could change the value of the Nikkei 225. NIKKEI may discontinue or suspend calculation or dissemination of the Nikkei 225. Any of these actions could adversely affect the value of the notes.

Potential conflicts of             As calculation agent, MSIL will calculate the
interest between you               amount paid to you at maturity of the notes.
and the Calculation                MSIL and other affiliates may carry out
Agent                              activities that minimize our risks related
                                   to notes, including trading in the
                                   individual stocks included in the Nikkei 225 as well as in other instruments related to the Nikkei 225. MSIL and some of our other subsidiaries also trade the individual stocks included in the Nikkei 225 and other financial instruments related to the Nikkei
                                   225 on a regular basis as part of their
                                   general broker-dealer businesses. Any of these activities could influence MSIL's determination of calculations made with respect to the notes and, accordingly, could affect your payout on the notes.

                                   Because MSIL calculates the percentage
                                   change in the Nikkei 225, the final index value and the supplemental redemption amount, potential conflicts of interest may exist between MSIL as calculation agent and you as an owner of the notes.

Investment in the notes            The payment of dividends on the stocks which
not the same as an                 compose, or underlie, the Nikkei 225 has no
investment in the                  effect on the calculation of the percentage
the Nikkei 225 stocks              change in the Nikkei 225. For this reason,
                                   and because the supplemental redemption
                                   amount includes a participation factor, the return on your investment based on the percentage change in the Nikkei 225 is not the same as the total return based on the purchase of those underlying stocks held for a similar period.

Potential risks of investing       An investment in the notes involves
in a security linked to foreign    considerations that may not be associated
common stock                       with a security linked to an index of stocks
                                   issued by companies organized in your local jurisdiction. These considerations relate to foreign market factors generally and may include, for example, different accounting requirements and regulations, different securities trading rules and conventions, different and in some cases more adverse economic environments, like the recession experienced by the Japanese economy and other Asian economies, and greater governmental involvement in the economy and, in some cases, greater volatility and unpredictability.

Tax treatment                      You should also consider the tax
                                   consequences of investing in the notes.
                                   Please read carefully the section
                                   "Description of Notes--United States Federal
                                   Taxation" in this pricing supplement.

                              DESCRIPTION OF NOTES

     Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "note" refers to each $10,000 principal amount of any of our Equity-Linked Notes due July 5, 2002 based on the Nikkei Stock Average. In this pricing supplement, the terms "MSDW," "we," "us" and "our" refer to Morgan Stanley Dean Witter & Co.

Principal Amount.................. $30,000,000

Maturity Date..................... July 5, 2002

Interest Rate..................... 0.25% per annum

Interest Payment Dates............ July 6, 2001 and the Maturity Date

Specified Currency................ U.S. Dollars

Issue Price....................... $10,000 per Note

Original Issue Date
  (Settlement Date)............... July 6, 2000

Common Code....................... 011321356

ISIN.............................. XS0113213564

Minimum Denominations............. $10,000

Maturity Redemption Amount........ At maturity (including as a result of acceleration or under the terms of the
                                   Senior Debt Indenture), you will receive
                                   $10,000, the par amount of each note, plus the Supplemental Redemption Amount, if any.

Supplemental Redemption Amount.... We will pay to you a Supplemental Redemption
                                   Amount per note at maturity equal to the greater of (a) zero and (b) the product of
                                   (i) $10,000, (ii) .80 and (iii) the Nikkei
                                   225 Percent Change. The Calculation Agent will calculate the Supplemental Redemption Amount on the date the Final Index Value is determined.

                                   The Calculation Agent will provide written notice to the Trustee at its London office, on which notice the Trustee may conclusively rely, of the Supplemental Redemption Amount, on or prior to 11:00 a.m. on the Business Day preceding the Maturity Date. See "Discontinuance of the Nikkei 225; Alteration of Method of Calculation" below.

                                   The Calculation Agent will round all
                                   percentages resulting from any calculation with respect to the notes to the nearest one hundred- thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or
                                   .0987655)). All dollar amounts used in or resulting from such calculation will be rounded to the nearest tenth of a cent with five tenths of a cent being rounded upwards.

Nikkei 225 Percent Change......... The Nikkei 225 Percent Change is a fraction, the numerator of which will be the Final
                                   Index Value less the Initial Index Value and the denominator of which will be the Initial Index Value. The Nikkei 225 Percent Change is described by the following formula:

                                    (Final Index Value - Initial Index Value)
                                   --------------------------------------------
                                              Initial  Index Value

Initial Index Value............... 16,338.70

Final Index Value................. The Final Index Value will be the Index
                                   Closing Value on June 14, 2002.

                                   If a Market Disruption Event occurs on June
                                   14, 2002 or if that day is not a Trading
                                   Day, the Final Index Value will be
                                   determined on the immediately succeeding
                                   Trading Day during which no Market
                                   Disruption Event occurs; provided that the Final Index Value will not be determined on a date later than the second scheduled Trading Day preceding the Maturity Date, and if such date is not a Trading Day, or if there is a Market Disruption Event on such date, the Calculation Agent will determine the value of the Nikkei 225 on such date in accordance with the formula for and method of calculating the Nikkei 225 in effect on the last Trading Day on which no Market Disruption Event occurred, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such date of each security most recently constituting the Nikkei 225.

Index Closing Value............... The Index Closing Value will equal the closing value (afternoon session) of the Nikkei 225, published by NIKKEI, on a specified date. See "--Discontinuance of the Nikkei 225; Alteration of Method of Calculation."

                                   In this "Description of Notes," references to the Nikkei 225 will include any Successor Index, unless the context requires otherwise.

Trading Day....................... A day, as determined by the Calculation
                                   Agent, on which trading is generally
                                   conducted (i) on the Tokyo Stock Exchange
                                   ("TSE") and (ii) on any exchange on which futures or options contracts related to the Nikkei 225 are traded, other than a day on which trading on any such exchange is scheduled to close prior to its regular final weekday closing time.

Book Entry Note or Certificated
Note.............................. Book Entry

Senior Note or Subordinated Note.. Senior

Trustee........................... The Chase Manhattan Bank

Agent for this offering of Notes.. Morgan Stanley & Co. International Limited
                                   and its successors ("MSIL")

Market Disruption Event........... "Market Disruption Event" means with respect to the Nikkei 225, the occurrence or
                                   existence of any of the following events as determined by the Calculation Agent:

                                        (i) a suspension, absence or material
                                        limitation of trading of stocks then
                                        constituting 20% or more, by weight, of
                                        the Nikkei 225 (or the relevant
                                        Successor Index) on the Relevant
                                        Exchanges for such securities for more
                                        than two hours of trading or during the
                                        one-half hour period preceding the
                                        close of trading (afternoon session) in
                                        such market or a breakdown or failure
                                        in the price and trading systems of any
                                        Relevant Exchange as a result of which
                                        the reported trading prices for stocks
                                        then constituting 20% or more, by
                                        weight, of the Nikkei 225 (or the
                                        relevant Successor Index) during the
                                        last one-half hour preceding the
                                        closing of trading (afternoon session)
                                        on such Relevant Exchange are
                                        materially inaccurate; or the
                                        suspension, material limitation or
                                        absence of trading on any major
                                        securities exchange or market of
                                        trading in futures or options contracts
                                        related to the Nikkei 225 (or the
                                        relevant Successor Index) for more than
                                        two hours of trading or during the
                                        one-half hour period preceding the
                                        close of trading on such market; and

                                        (ii) a determination by the Calculation
                                        Agent in its sole discretion that any
                                        event described in clause (i) above
                                        materially interfered with the ability
                                        of MSDW or any of its affiliates to
                                        unwind all or a material portion of the
                                        hedge with respect to the notes.

                                   For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Nikkei 225 is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Nikkei 225 shall be based on a comparison of (x) the portion of the level of the Nikkei 225 attributable to that security relative to
                                   (y) the overall level of the Nikkei 225, in each case immediately before that suspension or limitation.

                                   For purposes of determining whether a Market
                                   Disruption Event has occurred: (1) a
                                   limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market,
                                   (2) a decision to permanently discontinue trading in the relevant futures or options contract will not constitute a Market Disruption Event, (3) limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of similar scope as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading,
                                   (4) a suspension of trading in a futures or options contract on the Nikkei 225 by the primary securities market related to such contract by reason of (a) a price change exceeding limits set by such exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension or material limitation of trading in futures or options contracts related to the Nikkei 225 and (5) a suspension, absence or material limitation of trading on any Relevant Exchange or on the primary market on which futures or options contracts related to the Nikkei 225 are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Relevant Exchange................. "Relevant Exchange" means the primary organized exchange or market of trading for any security then included in the Nikkei 225 or any Successor Index.

Alternative Calculation of the
Final Index Value in case of
an Event of Default .............. If an Event of Default with respect to any notes shall have occurred and be continuing, the Calculation Agent will determine the amount declared due and payable upon any acceleration of the notes, which will be equal to $10,000 plus the Supplemental Redemption Amount, if any, determined as though the date on which the Final Index Value is scheduled to be determined were the date of acceleration.

Calculation Agent................. MSIL

                                   All determinations made by the Calculation
                                   Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

                                   Because the Calculation Agent is our
                                   affiliate, potential conflicts of interest may exist between the Calculation Agent, and you as the owner of the notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Nikkei 225 Percent Change, the Final Index Value, the Supplemental Redemption Amount or whether a Market Disruption Event has occurred. See "Discontinuance of the Nikkei 225; Alteration of Method of Calculation" below and "Market Disruption Event" above. MSIL, as a registered broker-dealer, is required to maintain policies and procedures regarding the handling and use of confidential proprietary information, and such policies and procedures will be in effect throughout the term of the notes to restrict the use of information relating to the calculation of the Nikkei 225 Percent Change, the Final Index Value and the Supplemental Redemption Amount prior to the dissemination of such information. MSIL is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Nikkei 225 Index.................. We have derived all information regarding the Nikkei 225 contained in this pricing supplement, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, the Nihon Keizai Shimbun, Inc., which is commonly referred to as NIKKEI. NIKKEI has no obligation to continue to publish, and may discontinue publication of, the Nikkei 225.

                                   The Nikkei 225 is a stock index calculated, published and disseminated by NIKKEI that measures the composite price performance of selected Japanese stocks. The Nikkei 225 currently is based on 225 highly capitalized underlying stocks (the "Underlying Stocks") trading on the TSE representing a broad cross-section of Japanese industries. All 225 Underlying Stocks are stocks listed in the First Section of the TSE. Domestic stocks admitted to the TSE are assigned to either the First Section or Second Section. Stocks listed in the First Section are among the most actively traded stocks on the TSE. At the end of each business year, the TSE examines each First Section stock to determine whether it continues to meet the criteria for inclusion in the First Section and each Second Section stock to determine whether it may qualify for inclusion in the First Section.

                                   The Nikkei 225 is a modified, price-weighted index (i.e., an Underlying Stock's weight in the index is based on its price per share rather than the total market capitalization of the issuer) which is calculated by (i) multiplying the per share price of each Underlying Stock by the corresponding weighting factor for such Underlying Stock (a "Weight Factor"), (ii) calculating the sum of all these products and (iii) dividing such sum by a divisor (the "Divisor"). The Divisor was initially set at 225 for the date of May 16, 1949 using historical numbers from May 16, 1949, the date on which the Tokyo Stock Exchange was reopened. The Divisor was 20.341 as of June 14, 2000 and is subject to periodic adjustments as set forth below. Each Weight Factor is computed by dividing (Y)50 by the par value of the relevant Underlying Stock, so that the share price of each Underlying Stock when multiplied by its Weight Factor corresponds to a share price based on a uniform par value of (Y)50. The stock prices used in the calculation of the Nikkei 225 are those reported by a primary market for the Underlying Stocks (currently the TSE). The level of the Nikkei 225 is calculated once per minute during TSE trading hours.

                                   In order to maintain continuity in the
                                   Nikkei 225 in the event of certain changes due to non-market factors affecting the Underlying Stocks, such as the addition or deletion of stocks, substitution of stocks, stock splits or distributions of assets to stockholders, the Divisor used in calculating the Nikkei 225 is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the Nikkei 225. Thereafter, the Divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of such change affecting any Underlying Stock, the Divisor is adjusted in such a way that the sum of all share prices immediately after such change multiplied by the applicable Weight Factor and divided by the new Divisor (i.e., the level of the Nikkei 225 immediately after such change) will equal the level of the Nikkei 225 immediately prior to the change.

                                   An Underlying Stock may be deleted or added by NIKKEI. Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the Underlying Stocks: (i) bankruptcy of the issuer, (ii) merger of the issuer with, or acquisition of the issuer by, another company, (iii) delisting of such stock, (iv) transfer of such stock to the "Seiri-Post" because of excess debt of the issuer or because of any other reason (v) transfer of such stock to the "Kanri-Post" (Posts for stocks under supervision) or (vi) transfer of such stock to the Second Section. In addition, Underlying Stocks with relatively low liquidity, based on trading volume and price fluctuation over the past ten years, may be deleted by NIKKEI subject to a maximum of six such deletions by reason of low liquidity per year. Upon deletion of a stock from the Underlying Stocks, NIKKEI will select a replacement for such deleted Underlying Stock in accordance with certain criteria. In an exceptional case, a newly listed stock in the First Section of the TSE that is recognized by NIKKEI to be representative of a market may be added to the Underlying Stocks. In such a case, an existing Underlying Stock with low trading volume and deemed not to be representative of a market will be deleted by NIKKEI.

                                   A list of the issuers of the Underlying
                                   Stocks constituting Nikkei 225 is available from the Nikkei Economic Electronic Databank System and from the Stock Market Indices Data Book published by NIKKEI. NIKKEI may delete, add or substitute any stock underlying the Nikkei 225.

                                   NIKKEI first calculated and published the Nikkei 225 in 1970. The following table sets forth the high, the low and the closing values of the Nikkei 225 for each quarter in the period from January 1, 1995 through June 14, 2000, as published by NIKKEI. The historical performance of the Nikkei 225 should not be taken as an indication of future performance, and no assurance can be given that such performance, taken together with the performance of the stocks underlying the Nikkei 225, will cause the holders of the notes to receive any Supplemental Redemption Amount under the formula for determining the Supplemental Redemption Amount.

                                                  Nikkei 225 Closing Values
                                             -----------------------------------
                                               High          Low         Close
                                             ---------    ---------    ---------
                    1995
                       First Quarter.......  19,684.04    15,749.77    16,139.95
                       Second Quarter......  17,103.69    14,507.17    14,517.40
                       Third Quarter.......  18,758.55    14,485.41    17,913.06
                       Fourth Quarter......  20,011.76    17,337.19    19,868.15
                    1996
                       First Quarter.......  21,406.85    19,734.70    21,406.85
                       Second Quarter......  22,666.80    21,171.82    22,530.75
                       Third Quarter.......  22,455.50    20,107.15    21,556.40
                       Fourth Quarter......  21,612.30    19,161.77    19,361.35
                    1997
                       First Quarter.......  19,446.00    17,303.77    18,003.40
                       Second Quarter......  20,681.07    17,485.75    20,604.96
                       Third Quarter.......  17,887.71    17,683.27    17,887.71
                       Fourth Quarter......  17,842.16    14,775.22    15,258.74
                    1998
                       First Quarter.......  17,264.34    14,664.44    16,527.17
                       Second Quarter......  16,536.66    14,715.38    15,830.27
                       Third Quarter.......  16,731.92    13,406.39    13,406.39
                       Fourth Quarter......  15,207.77    12,879.97    13,842.17

                                                  Nikkei 225 Closing Values
                                             -----------------------------------
                                               High          Low         Close
                                             ---------    ---------    ---------
                    1999
                       First Quarter.......  16,378.78    13,232.74    15,836.59
                       Second Quarter......  17,782.79    15,972.68    17,529.74
                       Third Quarter.......  18,532.58    16,821.06    17,605.46
                       Fourth Quarter......  18,934.34    17,254.17    18,934.34
                    2000
                       First Quarter.......  20,081.67    18,168.27    19,602.34
                       Second Quarter
                         (through June 14,
                         2000).............  20,833.21    16,008.14    16,654.42

                    Source: Bloomberg

                                   We or our affiliates may presently or from time to time engage in business with one or more of the issuers of the component stocks of the Nikkei 225, including selling products and/or services to, purchasing products and/or services from, extending loans to or making equity investments in any of such issuers or providing advisory services to such issuers, including merger and acquisition advisory services. In the course of such business, we, or our affiliates, may acquire non-public information with respect to such companies and, in addition, one or more of our affiliates may publish research reports with respect to such issuers. The statements in the preceding sentence are not intended to affect the right of holders of the notes under the securities laws. You should undertake an independent investigation of the issuers of the component stocks of the Nikkei 225 and of the Nikkei 225 to the extent required, in your judgment, to allow you to make an informed decision with respect to an investment in the notes.

Discontinuance of the Nikkei 225;
Alteration of Method of
Calculation....................... If NIKKEI discontinues publication of the
                                   Nikkei 225 and NIKKEI or another entity
                                   publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued the Nikkei 225 (such index being referred to herein as a "Successor Index"), then any subsequent Index Closing Value will be determined by reference to the value of such Successor Index at the close of trading on relevant exchange or market for the Successor Index on the date that the Final Index Value is to be determined.

                                   Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to MSDW and to the holders of the notes within three Trading Days of such selection.

                                   If NIKKEI discontinues publication of the Nikkei 225 prior to, and such discontinuance is continuing on, the date that the Final Index Value is to be determined and the Calculation Agent determines that no Successor Index is available at such time, then on such date, the Calculation Agent will determine the Index Closing Value that would be used in computing the Nikkei 225 Percent Change on such date. The Index Closing Value will be computed by the Calculation Agent in accordance with the formula for and method of calculating the Nikkei 225 last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such date of each security most recently comprising the Nikkei 225. Notwithstanding these alternative arrangements, discontinuance of the publication of the Nikkei 225 may adversely affect the value of the notes.

                                   If at any time the method of calculating the Nikkei 225 or a Successor Index, or the value thereof, is changed in a material respect, or if the Nikkei 225 or a Successor Index is in any other way modified so that such index does not, in the opinion of the Calculation Agent, fairly represent the value of the Nikkei 225 or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on the date that the Final Index Value is to be determined make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the Nikkei 225 or such Successor Index, as the case may be, as if such changes or modifications had not been made, and calculate the Supplemental Redemption Amount with reference to the Nikkei 225 or such Successor Index, as adjusted. Accordingly, if the method of calculating the Nikkei 225 or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the Nikkei 225 or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Use of Proceeds and Hedging....... The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the notes, including hedging market risks associated with the Supplemental Redemption Amount.

                                   On the date of this pricing supplement, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the notes by the purchase and sale of exchange traded and over-the-counter options on the Nikkei 225, individual stocks included in the Nikkei 225, futures contracts on the Nikkei 225 and options on such futures contracts or by taking positions in any other instruments that we wished to use in connection with such hedging. Through our subsidiaries, we are likely to modify our hedge position throughout the life of the notes, including on the date that the Final Index Value is to be determined, by purchasing and selling the securities and instruments listed above and any other available securities and instruments that we may wish to use in connection with our hedging activity. Although we have no reason to believe that our hedging activity had or will have a material impact on the price of such options, stocks, futures contracts, and options on futures contracts or on the value of the Nikkei 225, we cannot give any assurance that we did not, or in the future will not, affect such prices as a result of our hedging activities.

Supplemental Information
Concerning of Distribution........ The Agent proposes initially to offer the notes to the public at 100% of the principal amount of the notes. Proceeds to MSDW will also be 100% of the principal amount of the notes. In order to facilitate the offering of the notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the notes or the stocks underlying the Nikkei 225. Specifically, the Agent may overallot in connection with the offering, creating a short position in the notes for its own account. In addition, to cover allotments or to stabilize the price of the notes, the Agent may bid for, and purchase, the notes or the stocks underlying the Nikkei 225 in the open market. See "Use of Proceeds and Hedging" above.

                                   See also "Plan of Distribution" in the
                                   accompanying prospectus supplement.

License Agreement between NIKKEI
and MSDW.......................... The use of and reference to the Nikkei 225 in connection with the notes has been
                                   consented to by NIKKEI, the publisher of the Nikkei 225. NIKKEI has the copyright to the Nikkei Stock Average. All rights to the Nikkei 225 are owned by NIKKEI. We, the Calculation Agent and the Trustee disclaim all responsibility for the calculation or other maintenance of or any adjustments to the Nikkei 225. NIKKEI has the right to change the contents of the Nikkei 225 and to cease compilation and publication of the Nikkei 225. In addition, NIKKEI has no relationship to us or the notes; it does not sponsor, endorse, authorize, sell or promote the notes, and has no obligation or liability in connection with the administration, marketing or trading of the notes or with the calculation of the Initial Index Value or the Final Index Value, as described above.

ERISA Matters for Pension Plans
and Insurance Companies........... We and certain of our affiliates, including
                                   Morgan Stanley & Co. Incorporated ("MS&Co.")
                                   and Dean Witter Reynolds Inc. ("DWR"), may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code") with respect to many employee benefit plans. Prohibited transactions within the meaning of ERISA or the Code may arise, for example, if the notes are acquired by or with the assets of a pension or other employee benefit plan with respect to which MS & Co., DWR or any of their affiliates is a service provider, unless the notes are acquired pursuant to an exemption from the prohibited transaction rules.

                                   The acquisition of the notes may be eligible for one of the exemptions noted below if such acquisition:

                                   (a) (i) is made solely with the assets of a bank collective investment fund and (ii) satisfies the requirements and conditions of Prohibited Transaction Class Exemption ("PTCE") 91-38 issued by the Department of Labor ("DOL");

                                   (b) (i) is made solely with assets of an insurance company pooled separate account and (ii) satisfies the requirements and conditions of PTCE 90-1 issued by the DOL;

                                   (c) (i) is made solely with assets managed by a qualified professional asset manager and (ii) satisfies the requirements and conditions of PTCE 84-14 issued by the DOL;

                                   (d) is made solely with assets of a
                                   governmental plan (as defined in Section
                                   3(32) of ERISA) which is not subject to the provisions of Section 401 of the Code;

                                   (e) (i) is made solely with assets of an insurance company general account and (ii) satisfies the requirements and conditions of PTCE 95-60 issued by the DOL; or

                                   (f) (i) is made solely with assets managed by an in-house asset manager and (ii) satisfies the requirements and conditions of PTCE 96-23 issued by the DOL.

                                   Under ERISA, the assets of a pension or
                                   other employee benefit plan may include
                                   assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the plan has invested.

United States Federal Taxation.... The investor should refer to the discussion under "United States Federal Taxation" in the accompanying Prospectus Supplement.